- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                              (AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         WHEELABRATOR TECHNOLOGIES INC.
                (Name of Registrant as Specified in its Charter)

            THE BOARD OF DIRECTORS OF WHEELABRATOR TECHNOLOGIES INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing fee (check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_]$500 per each party to the controversy pursuant to Exchange Act Rule
  14a-6(i)(3)

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11/1/:

  (4) Proposed maximum aggregate value of transaction:
- --------

  /1/Set forth the amount on which the filing fee is calculated and state how it was determined.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                      LOGO

                   LIBERTY LANE, HAMPTON, NEW HAMPSHIRE 03842

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1994

  You are cordially invited to attend the annual meeting of stockholders of Wheelabrator Technologies Inc. which will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware on Thursday, May 5, 1994, at 10:00 a.m., Eastern time, for the following purposes:

  1. To elect directors.

  2. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 24, 1994 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                          LOGO
                                          Stephen P. Stanczak
                                          Secretary

Hampton, New Hampshire
March 30, 1994


               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                   PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.


                                                           Printed on recycled
                                                           paper
                                                                            LOGO

                                      LOGO

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1994

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wheelabrator Technologies Inc. ("WTI" or the "Company") of proxies for use at the annual meeting of stockholders of WTI to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware at 10:00 a.m., Eastern time, on May 5, 1994, and at any adjournment or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as directors and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of WTI or by delivery of a later-dated proxy.

  Election of each director requires the affirmative vote of the holders of a plurality of the shares of WTI's common stock present in person or represented by proxy and entitled to vote at the meeting. Approval of any other matter submitted to the stockholders for their consideration requires the affirmative vote of the holders of a majority of the shares of WTI's common stock present in person or by proxy and entitled to vote at the meeting. An automated system administered by WTI's transfer agent is used to tabulate the votes represented by proxy. Ballots submitted at the meeting are tabulated by hand. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  WTI's principal executive offices are located at Liberty Lane, Hampton, New Hampshire 03842 (telephone 603/929-3000). It is expected that proxy materials will be mailed to stockholders beginning on or about March 30, 1994.

                      SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 24, 1994 are entitled to vote at the annual meeting of stockholders. The only voting stock of WTI outstanding is its common stock, of which 189,062,482 shares were outstanding as of the close of business on March 24, 1994. All references in this proxy statement to WTI's common stock reflect the two-for-one stock split distributed in the form of a stock dividend in January 1993. Each share of common stock is entitled to one vote.

                             PRINCIPAL STOCKHOLDER

  The following table sets forth, as of February 1, 1994, information concerning ownership of shares by WMX Technologies, Inc. ("WMX"). Except as set forth below, management knows of no person who, as of February 1, 1994, owned more than 5% of WTI's outstanding capital stock.

                                                                        PERCENT
        TITLE OF         NAME AND ADDRESS        AMOUNT AND NATURE OF     OF
         CLASS          OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP    CLASS
        --------        -------------------      --------------------   -------
      Common Stock   WMX Technologies, Inc.       104,621,810(1)(2)      55.4%
                     3003 Butterfield Road
                     Oak Brook, Illinois 60521

- --------
(1) WMX has sole voting and investment power over 99,796,086 shares. WMX owns approximately 79% of the outstanding common stock of Chemical Waste Management, Inc. ("CWM"), and therefore WMX may be deemed to share voting and investment power with CWM over 1,025,724 shares owned by CWM. WMX disclaims any beneficial ownership of the shares owned by CWM. WMX shares voting and investment power with a wholly-owned subsidiary of WMX over an additional 3,800,000 shares. WTI and WMX have entered into various agreements relating to certain restrictions on disposition by WMX of common stock of WTI owned by WMX, WMX's right to purchase shares of WTI's common stock, and registration rights (both demand and participation). Additional information regarding the relationships between WTI and WMX is set forth below under the caption "Certain Transactions and Other Matters."
(2) Messrs. Buntrock and Rooney may be deemed to beneficially own the shares of WTI common stock beneficially owned by WMX and shown in the table above because each such person may be deemed to be an affiliate of WMX. Each such person disclaims any beneficial ownership of such WTI shares.

                             ELECTION OF DIRECTORS

  Three directors are to be elected at the meeting. The persons named below have been designated by the Board of Directors as nominees for election as directors for a term expiring at the annual meeting of stockholders in 1997. All of the nominees are serving as directors as of the date of this proxy statement.

  Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted for election of the three nominees. If, however, any of such nominees should be unable or should fail to act as a nominee by virtue of an unexpected occurrence, the proxies will be voted for such other person as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected. Two additional classes of directors named below have terms which expire in 1995 and 1996, respectively.

NOMINEES FOR TERMS EXPIRING AT ANNUAL MEETING IN 1997:

  Dean L. Buntrock, age 62, has been a director of WTI or a predecessor of WTI known prior to August 1989 as Wheelabrator Technologies Inc. ("Old WTI") since September 1988. Mr. Buntrock has been Chairman of the Board and Chief Executive Officer of WMX since 1968 and was President of WMX from September 1980 to November 1984. Since May 1993, Mr. Buntrock has also been Chairman of the Board of CWM, a position he previously held from 1986 to September 1991. Mr. Buntrock is also a director of Boston Chicken, Inc., First Chicago Corporation, Stone Container Corporation, Waste Management International plc ("WM International"), a subsidiary of WMX owned approximately 56% by WMX, 12% by WTI and 12% by Rust International Inc. ("Rust"), and Rust, a company owned approximately 56% by CWM and approximately 40% by WTI.

  James E. Koenig, age 46, has been a director of WTI since September 1990. Mr. Koenig served as Vice President, Chief Financial Officer and Treasurer of WTI from November 1990 to May 1993. Mr. Koenig has served as Senior Vice President of WMX since May 1992, as Chief Financial Officer of WMX since December 1989 and as Vice President and Treasurer of WMX since December 1986. Mr. Koenig is also a director of CWM, Rust and WM International.

  Lt. Gen. Thomas P. Stafford, age 63, has been a director of WTI or Old WTI since September 1987.
Lt. Gen. Stafford has been a consultant with General Technical Services, Inc. (consulting) since 1984. He is co-founder and has been Vice Chairman of Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, since 1982. After serving as an astronaut for a number of years, he retired in 1979 from the U.S. Air Force as Deputy Chief of Staff for Research, Development and Acquisition and became Vice Chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company. Lt. Gen. Stafford is Chairman of the Board of the Omega Watch Corporation of America, and is a director of Tremont, Inc., Seagate Technologies, Inc., CMI, Inc., Pacific Scientific Company, Allied-Signal, Inc., Fisher Scientific International Inc. ("Fisher Scientific") and Wackenhut, Inc.

DIRECTORS WHOSE TERMS EXPIRE AT ANNUAL MEETING IN 1995:

  William M. Daley, age 45, has been a director of WTI since December 1993. Prior thereto he served as a director of WTI from August 1992 until August 1993, at which time he resigned to serve as Special Counsel to the President for the North American Free Trade Agreement. Mr. Daley has been a partner of the Chicago law firm of Mayer, Brown & Platt from May 1993 until the present, excluding a three month leave to serve as Special Counsel to the President for the North American Free Trade Agreement; and prior thereto, from 1985 to 1989. Mr. Daley served as President and Chief Operating Officer of Amalgamated Bank of Chicago from October 1990 to May 1993. From January 1993 to May 1993 Mr. Daley also served as President of AmalgaTrust Co., Inc. From October 1989 until October 1990 he served as the Vice Chairman of Amalgamated Bank of Chicago. Mr. Daley is also a director of the Federal National Mortgage Association. WTI has utilized and anticipates that it will continue to utilize the services of Mayer, Brown & Platt.

  Paul M. Montrone, age 52, has been a director of WTI or Old WTI since prior to 1989. He also served as Chairman of the Board and Chief Executive Officer of WTI from prior to 1989 until November 1990. Since December 1991, Mr. Montrone has been President, Chief Executive Officer and a director of Fisher Scientific, a manufacturer of laboratory equipment and supplies. He has also been Vice Chairman of the Board of Abex, Inc. ("Abex"), a designer and manufacturer of engineered components for aerospace, defense, industrial and commercial markets, or its predecessors since 1992. Since prior to 1989, Mr. Montrone has also been President of The General Chemical Group, Inc., a chemical company. From prior to 1989 until 1992 he served as the Managing Director--President of The Henley Group, Inc.

  Phillip B. Rooney, age 49, has been a director of WTI or Old WTI since September 1988. Mr. Rooney has been Chairman of the Board and Chief Executive Officer of WTI since November 1990. He has also been President and Chief Operating Officer of WMX since November 1984 and, since January, 1994, Chairman of the Board and Chief Executive Officer of Waste Management, Inc. ("WMI"), a wholly-owned subsidiary of WMX. Since January 1993, Mr. Rooney has also served as Chairman of the Board of Rust. Mr. Rooney is also a director of WMX, CWM, WM International, Rust, Illinois Tool Works Inc., Caremark International Inc., Urban Shopping Centers, Inc. and ServiceMaster Management Corporation, the general partner of ServiceMaster L.P.

DIRECTORS WHOSE TERMS EXPIRE AT ANNUAL MEETING IN 1996:

  Donald F. Flynn, age 54, has been a director of WTI or Old WTI since September 1988. Since July 1992 Mr. Flynn has served as the Chairman of the Board and Chief Executive Officer of Discovery Zone, Inc., a franchisor and operator of indoor fun and fitness centers for children. He has also served as Chairman of the Board and President of Flynn Enterprises, Inc., a financial advisory and venture capital firm, since February 1988. He was Senior Vice President of WMX from 1975 to January 1991. He also served as Chief

Financial Officer of WMX from March 1972 to December 1989 and was Treasurer of WMX from May 1979 to December 1986. He has been a director of CWM since September 1986 and was Chief Financial Officer of CWM from September 1986 to November 1987. Since January 1, 1991, Mr. Flynn has served as a consultant to WMX. Mr. Flynn also serves as a director of WMX, Blockbuster Entertainment Corporation, Psychemedics Corporation and WM International.

  Manuel Sanchez, age 46, has been a director of WTI since August 1992. Mr. Sanchez is a co-founder and has been a partner of the Chicago law firm of Sanchez & Daniels since April 1987. From 1981 to 1987 he was a partner at the law firm of Hinshaw, Culbertson, Moelmann, Hoban & Fuller. WTI has utilized and anticipates that it will continue to utilize the services of Sanchez & Daniels.

                       SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF WTI COMMON STOCK

  The following table sets forth certain information, as of February 1, 1994 (except for Mr. Daley, which is as of March 9, 1994), as to the beneficial ownership of common stock of WTI by the directors, the Chairman of the Board and Chief Executive Officer, and the four other most highly compensated executive officers of WTI as of December 31, 1993, and by all directors and persons serving as executive officers of WTI as a group:

                                          NUMBER OF SHARES
                                        OF WTI COMMON STOCK    PERCENT OF WTI
   NAME                               BENEFICIALLY OWNED(1)(2) COMMON STOCK(2)
   ----                               ------------------------ ---------------
   Dean L. Buntrock..................          135,000(3)              *
   William M. Daley..................            1,000                 *
   Donald F. Flynn...................           80,245                 *
   James E. Koenig...................          243,000                 *
   Paul M. Montrone..................          406,000                 *
   Phillip B. Rooney.................          274,769(3)              *
   Manuel Sanchez....................           12,000                 *
   Lt. Gen. Thomas P. Stafford.......           30,212                 *
   John T. Dowd......................           30,399                 *
   John M. Kehoe, Jr.................          266,220                 *
   John D. Sanford...................          100,248                 *
   James F. Wood.....................           26,378                 *
   All directors and executive
    officers as a group including
    persons named above (14 persons).        1,713,581                 *

- --------
*Less than one percent.
(1) The above named persons and members of such group have sole voting power and sole investment power over WTI shares listed, except (i) WTI shares covered by options exercisable within 60 days of February 1, 1994; (ii) WTI shares held pursuant to WTI's Savings and Retirement Plan; (iii) 3,000 WTI shares over which Mr. Koenig has shared voting and investment power with his former spouse; (iv) 1,000 WTI shares over which Mr. Daley has shared voting and investment power with his spouse; and (v) 10,000 WTI shares that may be deemed to be beneficially owned by each of Messrs. Buntrock, Flynn and Rooney as a result of restricted units granted pursuant to WTI's Restricted Unit Plan for Non-Employee Directors. Such restricted units are the only restricted units remaining outstanding under such plan, and no further restricted units will be granted under such plan. At the time any of Messrs. Buntrock, Flynn or Rooney cease to be a member of the Board, such person will receive 10,000 shares of WTI common stock or, at the discretion of the Board, the cash equivalent thereof. Such persons disclaim any beneficial ownership of the WTI shares subject to such restricted units.
(2) The numbers and percentages of WTI shares owned by the above named persons and the members of such group assume, in each case, that currently outstanding stock options covering WTI shares which were exercisable within 60 days of February 1, 1994 had been exercised by that person or group as follows: Mr. Buntrock--33,336; Mr. Kehoe--251,639; Mr. Koenig--240,000; Mr. Dowd--21,354; Mr. Montrone--406,000; Mr. Sanchez--
   12,000; Mr. Sanford--60,023; Lt. Gen. Stafford--30,000; Mr. Wood--23,290;
   and all executive officers and directors as a group (including such individuals)--1,181,827. Such persons and the members of such group disclaim any beneficial ownership of the WTI shares subject to such options.
(3) Excludes an aggregate of 104,621,810 shares that may be deemed to be beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of WMX (See "Principal Stockholder"). Each such person disclaims any beneficial ownership of such WTI shares.

OWNERSHIP OF WMX COMMON STOCK

  The following table sets forth certain information, as of February 1, 1994, as to the beneficial ownership of WMX common stock by the directors, the Chairman of the Board and Chief Executive Officer, and the four other most highly compensated executive officers of WTI as of December 31, 1993, and by all directors and persons serving as executive officers of WTI as a group:

                                          NUMBER OF SHARES
                                        OF WMX COMMON STOCK    PERCENT OF WMX
   NAME                               BENEFICIALLY OWNED(1)(2) COMMON STOCK(2)
   ----                               ------------------------ ---------------
   Dean L. Buntrock..................        3,073,992                 *
   William M. Daley..................            1,000                 *
   Donald F. Flynn...................        1,012,526                 *
   James E. Koenig...................          192,786                 *
   Paul M. Montrone..................                0                 *
   Phillip B. Rooney.................          742,239                 *
   Manuel Sanchez....................                0                 *
   Lt. Gen. Thomas P. Stafford.......                0                 *
   John T. Dowd......................            1,180                 *
   John M. Kehoe, Jr.................           22,079                 *
   John D. Sanford...................              184                 *
   James F. Wood.....................              251                 *
   All directors and executive
    officers as a group including
    persons named above (14 persons).        5,046,470               1.0

- --------
*Less than one percent.
(1) The above named persons and members of such group have sole voting power and sole investment power over WMX shares listed, except (i) WMX shares covered by options granted under WMX's stock option plans which were exercisable within 60 days of February 1, 1994; (ii) WMX shares held pursuant to WMX's Profit Sharing and Savings Plan and WTI's Savings and Retirement Plan; and (iii) Messrs. Buntrock, Daley, Koenig and Rooney, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 132,888, 1,000, 82,428, 30,074 and 246,390 WMX shares, respectively. Such WMX shares shown for Messrs. Buntrock and Rooney are held in trusts or foundations over which such individuals share voting and investment power with other co-trustees or directors of such trusts and foundations. Such WMX shares shown for Mr. Daley are held jointly with his spouse, and such WMX shares shown for Mr. Koenig are held jointly with his former spouse. Ownership of WMX shares shown for Messrs. Buntrock, Dowd and Rooney, and for all officers and directors as a group, includes WMX shares not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. WMX shares were held by or for the benefit of such spouses or children of the following directors and all executive officers and directors as a group at

   February 1, 1994, in the amounts indicated: Mr. Buntrock--40,314 (held by spouse); Mr. Dowd--23 (held by spouse for child); and Mr. Rooney--104,603 (held by adult child and by spouse directly and as trustee for children); and all executive officers and directors as a group (including such individuals)--144,951. Additionally, ownership of shares shown for Mr. Koenig includes 1,200 WMX shares held by him as trustee of a family trust in which Mr. Koenig has no pecuniary interest. Each of the above named persons and the members of such group disclaim any beneficial ownership of such WMX shares.
(2) The numbers and percentages of WMX shares owned by the above named persons and the members of such group assume that currently outstanding stock options covering WMX shares which were exercisable within 60 days of February 1, 1994 had been exercised as follows: Mr. Buntrock--282,122; Mr. Flynn--29,893; Mr. Koenig--107,767; Mr. Rooney--211,521; and all executive officers and directors as a group (including such individuals)--631,303. Such persons and the members of such group disclaim any beneficial ownership of the WMX shares subject to such options.

                      MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors has, pursuant to its powers, designated several committees of the Board, including an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"), the functions and membership of which are described below. Because a majority of the Company's outstanding common stock is owned by WMX, the Board of Directors does not have a standing Nominating Committee. The Board of Directors held four regular meetings in 1993.

  The Audit Committee's functions include making recommendations to the Board of Directors on the selection of WTI's auditors, reviewing the arrangements for and scope of the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain officers of WTI to review the adequacy of internal controls and reporting, reviewing compliance with and adherence to the Company's policies on business ethics and environmental compliance, and performing any other duties or functions deemed appropriate by the Board of Directors. Messrs. Montrone (Chairman), Sanchez and Lt. Gen. Stafford are currently members of the Audit Committee. The Compensation Committee is responsible for establishing and making recommendations to the Board of Directors regarding salaries and bonuses to be paid to executive officers of WTI and its principal subsidiaries, and for the administration of WTI's 1986, 1988, 1989 and 1992 Stock Option Plans and the grant of options under the 1992 Stock Option Plan (no further options may be granted under the 1986, 1988 or 1989 Stock Option Plans). Messrs. Buntrock (Chairman) and Montrone are currently members of the Compensation Committee. In March 1993, the name of the Compensation Committee was changed to the Compensation and Stock Option Committee, at which time its functions were combined with those of the Stock Option and Equity Purchase Program Administrative Committee, which committee was then disbanded.

  During 1993, the Compensation Committee met five times and the Audit Committee met three times. In 1993, during the time each director served in such capacity, seven directors attended 100% of the aggregate of all meetings of the Board and applicable committee meetings, and one director, Lt. General Thomas P. Stafford, attended 100% of the meetings of the Board and 71% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

                                  COMPENSATION

  The following table sets forth certain information with respect to cash compensation for services in all capacities paid or accrued by WTI and its subsidiaries for the past three years, to or on behalf of (i) the Chairman of the Board and Chief Executive Officer of WTI at December 31, 1993, and (ii) each of the four other most highly compensated executive officers of WTI at December 31, 1993:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                   ANNUAL COMPENSATION              COMPENSATION
                                           ------------------------------------ ---------------------
                                                                                  AWARDS    PAYOUTS
                                                                                ---------- ----------
                                                                                SECURITIES LONG-TERM  ALL OTHER
              NAME AND                                          OTHER ANNUAL    UNDERLYING INCENTIVE  COMPENSA-
         PRINCIPAL POSITION           YEAR  SALARY   BONUS   COMPENSATION(2)(3)  OPTIONS   PAYOUTS(4)  TION(2)
         ------------------           ---- -------- -------- ------------------ ---------- ---------- ---------
Phillip B. Rooney,                    1993 $      0 $      0          0                0    $ 97,800   $     0
Chairman of the Board and             1992        0        0          0                0     880,200         0
 Chief Executive Officer(1)           1991        0        0        --                 0           0       --
John M. Kehoe, Jr.,                   1993 $300,000 $240,000          0           32,688    $ 12,569   $40,340
President and Chief                   1992  254,176  145,225          0           15,874     113,116    41,973
 Operating Officer                    1991  225,000  110,240        --            18,908           0       --
John D. Sanford                       1993 $174,555 $ 69,950          0           11,622    $  5,191   $18,113
Vice President, Chief Finan-          1992  134,670   59,308          0            8,254      46,723    18,457
 cial Officer and Treasurer           1991  125,838   38,000        --            10,084           0       --
James F. Wood                         1993 $191,226 $146,300          0           13,801    $  1,191   $24,865
Senior Vice President and             1992  190,008   24,168          0           12,064     117,935    26,033
 General Manager                      1991  188,591   75,740        --            15,966           0       --
 Wheelabrator Environmen-
 tal Systems Inc.
John T. Dowd                          1993 $181,154 $ 69,372          0           13,075    $  2,629   $13,825
Senior Vice President                 1992  140,348   61,556          0            8,888      23,665    17,614
 and General Manager                  1991  130,195   39,210        --            11,068           0       --
 Wheelabrator Clean Air Systems Inc.
 Wheelabrator Clean Water Systems
 Inc.

- --------
(1) Mr. Rooney is compensated by WMX in his capacity as an employee of WMX and received no cash compensation from WTI for his services, except that Mr. Rooney received compensation from WTI for services rendered to the Company under a long term incentive compensation plan covering the two-year period ended December 31, 1992.
(2) In accordance with the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation and All Other Compensation are excluded for the Company's 1991 fiscal year. Amounts shown under All Other Compensation are amounts contributed by the Company for fiscal years 1992 and 1993 under the Company's Savings and Retirement Plan and non-qualified excess benefit plan. Pursuant to the non-qualified excess benefit plan, each participant's account is credited with the amount of the contribution, if any, that would have been made on behalf of such participant to the Savings and Retirement Plan but for certain limitations on such contributions imposed by the Internal Revenue Code of 1986, as amended. All such Company contributions are fully vested.
(3) Excludes perquisites and other benefits unless the aggregate amount of such compensation equals at least the lesser of $50,000 and 10 percent of the total annual salary and bonus reported for the named executive officer.
(4) Amounts shown were paid pursuant to the Company's Performance Unit Plan, a long term incentive plan covering the two-year period ended December 31, 1992.

STOCK OPTIONS

  The following table sets forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 1993:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                         -------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF     % OF TOTAL                          ASSUMED ANNUAL RATES OF STOCK
                          SECURITIES      OPTIONS                                        PRICE
                          UNDERLYING     GRANTED TO   EXERCISE              APPRECIATION FOR OPTION TERM(4)
                            OPTIONS      EMPLOYEES      PRICE   EXPIRATION ---------------------------------
          NAME           GRANTED(1)(2) IN FISCAL YEAR PER SHARE  DATE(3)   0%        5%            10%
          ----           ------------- -------------- --------- ---------- --  -------------- --------------
Phillip B. Rooney.......         0          --            --          --   --             --             --
John M. Kehoe, Jr.......    32,688          4.9%       $20.65    3/8/2000  $0  $      274,796 $      640,391
John D. Sanford.........    11,622          1.7%       $20.65    3/8/2000  $0  $       97,702 $      227,687
James F. Wood...........    13,801          2.1%       $20.65    3/8/2000  $0  $      116,020 $      270,376
John T. Dowd............    13,075          2.0%       $20.65    3/8/2000  $0  $      109,917 $      256,152
All Stockholders(5).....       --           --         $20.65    3/8/2000  $0  $1,570,055,582 $3,658,897,155

- --------
(1) The option holder has the right to pay the exercise price by delivering previously acquired shares of WTI's common stock, and to have shares withheld to satisfy tax withholding requirements in connection with the exercise of options. Such options become immediately exercisable upon a change in control of the Company, as defined in the option plan. Options are non-transferable other than by will or the laws of descent and distribution.
(2) Options become exercisable in three equal cumulative annual installments commencing March 8, 1994.
(3) Options were granted for a term of seven years, subject to earlier termination in certain events related to termination of employment.
(4) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's common stock. Such amounts are based on the assumption that the named persons hold the options granted for their full seven year term. The actual value of the options will vary in accordance with the market price of the Company's common stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and that the optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately. The Company did not use an alternative formula to attempt to value options at the date of grant as management is not aware of any formula which determines with reasonable accuracy a present value of options of the type granted to the optionees.
(5) Based upon the market price of the Company's common stock and the total shares outstanding at the date of grant, if the market price of the Company's common stock increased at the 5% or 10% rates shown in the table above, stockholders as a group would realize aggregate gains (excluding dividends) of $1,570,055,582 or $3,658,897,155, respectively, during the period from grant date to expiration date for the options expiring March 8, 2000.

  The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1993 by the persons named in the Summary Compensation Table and the fiscal year end value of unexercised options:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                     VALUES

                                                       NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                         OPTIONS AT FY-END         OPTIONS AT FY-END
                         SHARES ACQUIRED    VALUE    ------------------------- -------------------------
      NAME                 ON EXERCISE   REALIZED(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
      ----               --------------- ----------- ------------------------- -------------------------
Phillip B. Rooney.......     533,336     $4,284,475           -- /   --           $        0/$     0
John M. Kehoe, Jr.......           0     $        0       229,148/49,570          $2,212,931/$58,027
John D. Sanford.........           0     $        0        50,034/20,486          $  453,522/$30,672
James F. Wood...........           0     $        0         9,346/27,163          $   39,182/$47,214
John T. Dowd............       5,140     $   75,182        10,342/22,689          $   49,089/$33,435

- --------
(1) Market value less exercise price, before payment of applicable federal and state taxes.

LONG TERM INCENTIVE PLAN AWARDS

  The following table sets forth certain information as to awards made under the Wheelabrator Technologies Inc. Long Term Incentive Plan (the "LTIP") with respect to the year ended December 31, 1993 to the persons named in the Summary Compensation Table:

              LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                             ESTIMATED FUTURE PAYOUTS
                                            PERFORMANCE OR  UNDER NON-STOCK PRICE BASED
                         NUMBER OF SHARES,   OTHER PERIOD            PLANS(3)
                          UNITS OR OTHER   UNTIL MATURATION ---------------------------
      NAME                   RIGHTS(1)       OR PAYOUT(2)   THRESHOLD  TARGET  MAXIMUM
      ----               ----------------- ---------------- --------- -------- --------
John M. Kehoe, Jr.......        --            2.6 years      $60,000  $120,000 $360,000

- --------
(1) Awards consist of the designation of target percentages of annual salary at the end of the performance period to be paid if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts may be greater or less than the target percentages to the extent that the Company's performance exceeds or fails to meet target objectives specified. Payouts under the LTIP are based on the rank of the Company's total stockholder return (stock price appreciation plus reinvested dividends) among the total stockholder returns of the companies that comprise the Standard & Poor's 500 Stock Index over the performance period.
(2) The performance period includes seven months of calendar year 1993 and calendar years 1994 and 1995.
(3) At the end of the performance period, an amount equal to 50% of the performance award, if any, is paid in cash, and the remaining 50% is deemed to be invested in Company common stock. The participant is entitled to receive the value of such deemed investment on the date three years after the end of the performance period; provided that the participant is an officer of the Company or one of its affiliates on that date. The estimated future payouts were calculated using Mr. Kehoe's 1993 salary and reflect the total performance award without accounting for any increase or decrease in the value of the deferred portion of the award.

ANNUAL COMPENSATION OF NON-EMPLOYEE DIRECTORS

  Each member of the Board of Directors who is not an employee of WTI or an employee or director of WMX is paid an annual fee of $45,000. In addition, during 1993, each such person received a fee of $8,000 for service as a member of a Special Committee of the Board of Directors formed to act upon the Rust Transaction (as described below under "Certain Transactions and Other Matters"), except that Mr. Montrone received a fee of $10,000 for his services as Chairman of such Special Committee.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

  WTI maintains a Deferred Director's Fee Plan under which non-employee directors may make an irrevocable election to defer receipt of all or a portion of the directors fees payable to them until termination of their membership on the Board of Directors. Such deferred amounts are deemed to be invested in WTI's common stock and during the period of deferral such deferred amounts are credited with the dividends or stock splits, if any, that would be received had such investment actually been made. Upon termination of the director's service, the common stock reflected by the deferred account is deemed to be sold, and the deemed proceeds of such sale (or an amount equal to the amount originally deferred, if greater) will be distributed to the director in cash, either in a lump sum or installments.

RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

  The Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") was amended by the Board of Directors on June 10, 1991 to limit participation in such plan to those non-employee directors and former non-employee directors who were covered by the plan as of such date. No person who becomes a non-employee member of the Board of Directors after June 10, 1991 will be eligible for retirement benefits under the Directors' Retirement Plan. As amended, the Directors' Retirement Plan provides that any non-employee director elected to the Board of Directors in connection with the August 1989 merger of Old WTI into Resco Holdings Inc. ("Resco"), a wholly-owned subsidiary of WTI (the "1989 Merger"), or at any time thereafter prior to June 10, 1991 who retires from the Board of Directors with at least five years of service as a non-employee director of WTI (or Old WTI or certain other predecessor companies) is eligible for an annual retirement benefit for the remainder of the director's lifetime equal to 50% of the director's fee in effect at the director's retirement. The annual retirement benefit will be increased by 10% of such fee for each additional year of eligible service, up to 100% of such fee for 10 or more years of service as a non-employee director or for directors who retire at age 72, the mandatory retirement age for directors. The benefit payable by WTI to a retired non-employee director will be reduced by the amount of any retirement benefit payable to such director under the Retirement Plan for Non-Employee Directors of Old WTI or certain other predecessor companies, but in no event below the amount that would be payable by taking into account only service as a non-employee director of WTI.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  The 1991 Stock Option Plan for Non-Employee Directors (the "Directors Plan") covers 300,000 shares of WTI's common stock. Each director of WTI who is neither an officer nor full-time employee of WTI or any of its subsidiaries and who is neither an officer, employee or director of WMX or any of its subsidiaries, other than WTI and WTI's subsidiaries, upon election or appointment to the Board of Directors, is granted an option under the Directors Plan to purchase a total of 15,000 shares of WTI's common stock at the fair market value (as defined in the Directors Plan) of the stock of WTI at the time of grant. All options under the Directors Plan are for a term of 10 years from the date of grant and become exercisable with respect to 20% of the total number of shares subject to the option six months after the date of grant and with respect to an additional 20% at the end of each 12-month period thereafter on a cumulative basis during the succeeding four years.

  Under the Directors Plan, in the event that WTI's shares of common stock are changed by a stock dividend, split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of WTI's common stock receive other securities, or any other relevant change in the capitalization of WTI, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares. If an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a cancelled option). Shares subject to options may be made available from unissued or reacquired shares of common stock.

  Options are not transferable by the optionee otherwise than by will or the laws of descent and distribution. Options terminate if the optionee ceases to be a director of WTI for any reason other than death, permanent disability, resignation or retirement. In the event of termination of employment because of death or permanent disability, the optionee or his heirs, legatees or legal representative may exercise the option in full at any time during its term within three months after the date of termination. In the event of resignation or retirement, an option may be exercised by the optionee (or if he dies after retirement by his heirs, legatees or legal representative) at any time during its term within three months after the date of retirement, but only to the extent it was exercisable on the date of retirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  At various times during 1993, Messrs. Buntrock (Chairman), Montrone and Daley served as members of the Compensation Committee of WTI's Board of Directors.

  Mr. Montrone served as Managing Director-Chairman of the Board and Chief Executive Officer of WTI from September 1987 until November 1990, and as Vice Chairman of the Board of WTI from November 1990 to June 1991. On March 22, 1990, WTI entered into a Lease Agreement with Exeter Oak Realty Company, Ltd. ("Exeter Oak"), under which WTI leased approximately 78,000 square feet in an office building located in Hampton, New Hampshire. Prior to this time the building was leased by Exeter Oak to an unrelated third party upon substantially similar financial terms. Exeter Oak is 50%-owned by Mr. Montrone. The lease was considered and approved by a Special Committee of the Board of Directors of WTI, composed solely of disinterested directors. The lease, which is a net lease, provides for an initial term of eight years, commencing on April 1, 1990, at a flat annual rental of $1.8 million, which is not subject to escalation. WTI has an option to extend the lease for two successive five-year periods, in each case at the same $1.8 million annual rental. In addition, WTI has an option under the lease to purchase the building, exercisable at the end of the fourth, eighth, thirteenth and eighteenth year of the lease. The first such option period commenced on February 1, 1994 and was scheduled to end on March 31, 1994. Exeter Oak agreed to extend the term of the option period through May 1994 in order to allow WTI to evaluate whether to purchase the building. Under the lease, WTI may purchase the building by giving notice of its intention to exercise its option in which case the purchase price will be the fair market value of the building and surrounding grounds at the time such option was exercised, as determined by independent appraisal. The Company is currently evaluating whether to exercise its option to acquire the building, but expects to give notice of its intention to do so prior to the end of the option period.

  Mr. Daley is a partner in the law firm of Mayer, Brown & Platt, the services of which the Company has utilized and anticipates that it will continue to utilize. Mr. Rooney, WTI's Chairman and Chief Executive Officer, is a member of the Board of Directors of WMX. Mr. Buntrock is the Chairman of the Board and Chief Executive Officer of WMX. In 1993, WTI was paid approximately $32.4 million for goods and services provided to WMX and its subsidiaries (other than the Company and its subsidiaries). The various transactions between WTI and WMX and their respective subsidiaries are described below under "Certain Transactions and Other Matters--Transactions Between WTI and WMX."

  In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation and Stock Option Committee" and "WTI Stock Performance" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

GENERAL POLICIES

  The compensation of the Company's executive officers is determined by the Compensation Committee of the Board of Directors. The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve aggressive corporate objectives in a rapidly changing and technology-based industry, and thereby increase stockholder value. The Company's policy is to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional leadership, performance and contributions to the development of the Company's business. To attain these objectives, the Company's executive compensation program includes a base salary, coupled with a substantial cash incentive component which is "at risk" based on the performance of the Company's business, primarily as reflected in the achievement of pre-determined financial or other performance goals. The Company's policy also is that as an executive officer's level of management responsibility in the Company increases, a greater portion of his or her potential total compensation depends upon the Company's performance as measured by objective standards over one or more years.

  Many of the Company's employees, including its executive officers, also are eligible to be granted stock options periodically in order to more directly align their interests with the long-term financial interests of the Company's stockholders. In addition, most Company employees, including its executive officers, participate in a savings and retirement program. Pursuant to the savings portion of such program, the Company will make a matching contribution on behalf of each participating employee equal to 30% of such participant's contribution, subject to applicable tax limits. Additional matching contributions may be made at the discretion of the Board of Directors based upon the Company's operating results. Pursuant to the retirement portion of such program, the Company makes annual contributions to a trust for the benefit of participating employees equal to 3% of each such employee's compensation. Participants become fully vested in the Company's contributions after five years of employment with the Company or its affiliates.

  In assessing the competitiveness of the overall compensation and individual compensation components of the Company's executive officers, the Compensation Committee considers data from a variety of surveys of, and comparisons to, other companies. With respect to the Company's executive officers, the Compensation Committee reviews primarily compensation data for a group of comparator companies compiled with the assistance of the Company's independent compensation consultant. While these comparator companies include several which also are included in the waste industry index shown in the proxy statement performance graph, they were selected primarily because their size and operating and financial characteristics make it likely that they will compete for the services of executives who have experience and skills similar to those which the Company requires. In making its decision on 1993 compensation, the Compensation Committee did not target officer base salaries or total compensation at any specific point in the range of salaries or the total compensation paid by comparator companies. The Committee believes, however, that base salaries paid in 1993 to its executive officers correspond generally to the lower end of the range of comparator companies. It is the Company's general practice to structure the incentive components of executive officers' compensation so that approximately 40 percent to 60 percent of total targeted compensation for the Company's executive officers is "at risk" through participation in the Company's incentive compensation plans, including the Company's stock option plan, which the Compensation Committee believes constitutes a somewhat higher percentage of total targeted compensation than that of the comparator companies. The Compensation Committee believes, however, that a greater emphasis on "at risk" compensation elements will result in the enhancement of stockholder value.

  Under the Omnibus Budget Reconciliation Act of 1993, compensation paid to certain executive officers of the Company in excess of $1 million in 1994 and subsequent years may be non-deductible for federal income tax purposes unless the compensation is "performance-based" or otherwise exempt under the law and proposed Internal Revenue Service regulations issued in December 1993. The Compensation Committee believes that the new law and proposed regulations require clarification and that, based upon current levels of cash compensation payable by the Company, the $1 million deductibility cap will not affect the Company in 1994. For these reasons, the Compensation Committee has deferred any decision regarding the Company's policy on this matter. The Compensation Committee will review this matter from time to time as the new law and regulations are clarified.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE

 Salary

  The Compensation Committee annually establishes the base salaries which will be paid to the Company's executive officers during the coming year. In setting salaries, the Compensation Committee takes into account several factors, including competitive compensation data, comparisons of salaries and responsibilities among the Company's executive officers, the extent to which an individual may participate in the incentive compensation plans maintained by the Company and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance.

 Incentive Compensation Plans

  The Compensation Committee also administers the terms of the Company's incentive compensation plans in which executive officers participate. In doing so, the Compensation Committee considers management's plans for the Company's growth and profitability and achievement of strategic goals, determines the criteria to be used for the determination of incentive compensation awards, and fixes the levels of target and maximum awards for participants and the minimum level of attainment of performance objectives necessary for awards to be made under each incentive compensation plan. The Company has typically had in effect at any one time both an annual and multi-year incentive compensation plan, as well as a stock option plan.

 Annual Plan

  For 1993, each of the Company's executive officers (except Mr. Rooney) was a named participant in the Company's Corporate Incentive Bonus Plan (the "Annual Plan"). Under the Annual Plan, target awards for such officers ranging from 20% to 40% of the participant's salary at year end were payable depending upon the extent to which the Company's earnings per share increased over the prior year (or, in the case of certain officers who had management responsibility for one of the Company's operating groups, depending in part on the increase in the Company's earnings per share and in larger part on that operating group's percentage of attainment of budgeted increase in pre-tax income over the prior year). The Annual Plan award formula for 1993 was designed to disproportionately increase or decrease a participant's annual incentive compensation in the event that actual results exceed or fall short of targeted levels. The maximum incentive bonus in each case was set at an amount equal to twice the amount of a participant's target bonus. In addition, the percentage of the target bonus otherwise payable to a participant (other than Mr. Kehoe) could be increased or decreased depending upon the Compensation Committee's review of an evaluation of such participant's management performance. The Annual Plan also required the Compensation Committee to find that Mr. Kehoe had furthered the implementation of the Company's environmental principles before any award could be paid to him under the Annual Plan.

  Under the terms of the Annual Plan, no award was payable to any participant unless a specified minimum percentage of the budgeted increase in the relevant operating results were achieved. The increase in the Company's earnings per share for 1993 significantly exceeded the targeted objectives. Accordingly, those executive officers participating in the Annual Plan whose bonus was based entirely on the Company's operating results received a bonus in an amount equal to 200% of their target bonus. Of those executive officers whose bonus is based in part on the results of individual operating units of the Company, one received a bonus equal to 200% of his target bonus and one received a bonus in an amount slightly less than his target bonus, reflecting the 1993 performance of their individual operating units.

 Long Term Plan

  In 1993, the Compensation Committee approved and the Board of Directors adopted the Wheelabrator Technologies Inc. Long Term Incentive Plan (the "LTIP"), and named Mr. Kehoe as the only participant. Under the LTIP, Mr. Kehoe's target award equals 40% of his salary at the end of the initial performance period, December 31, 1995. The target award would be payable depending on the Company's total return to stockholders compared to that of the companies comprising the Standard & Poor's 500 Stock Index (the "S&P 500") during the performance period (which commenced on June 1, 1993). Total return to stockholders is defined for this purpose as the sum of price appreciation plus reinvested dividends over the performance period, divided by the share price at the beginning of the period. Under the LTIP, Mr. Kehoe will be paid his target award if the Company's total stockholder return places it at a percentile ranking selected by the Compensation Committee in relation to the S&P 500 companies. The percentage of the target award to be paid will vary upwards to 300% of the target award if the Company's total stockholder return places it at a higher percentile ranking in relation to the S&P 500 companies and downwards to 50% of the target award if the Company's total stockholder return places it at a specified minimum ranking. If the Company's total stockholder return places it below the specified minimum ranking in relation to the S&P 500 companies, then no award is to be paid for the relevant performance period.

  The LTIP also mandates that the payment of one-half of any award otherwise payable at the end of a performance period be deferred for an additional three-year period. During the deferral period, such amount is to be deemed invested in shares of the Company, subject to increase or decrease in value over the deferral period. The purpose of the deferral is to provide an additional incentive to participants (who forfeit deferred amounts if they leave the Company during the deferral period) to remain with the Company and an additional linkage between compensation and Company performance.

  Payments, if any, are to be made under the LTIP following the end of the first performance period on December 31, 1995. The Compensation Committee intends to name Mr. Kehoe as a participant in the LTIP for successive three-year performance periods ending on December 31, 1996 and subsequent years. The Compensation Committee may, in its discretion, name additional executive officers as participants in the LTIP in the future. The LTIP replaced the Company's 1991 Performance Unit Plan which was terminated in December 1992 in connection with the Rust Transaction (described below under "Certain Transactions and Other Matters").

 Stock Options

  Stock options are granted to key employees, including the Company's executive officers, by the Compensation Committee under the Company's 1992 Stock Option Plan (the "1992 Option Plan"). Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon his or her base salary and the level of that officer's management responsibility. In 1993, the largest grant was awarded to the Company's Chief Operating Officer, reflecting Mr. Kehoe's potential to significantly impact the Company's profitability and growth. With the exception of Mr. Rooney, who has not received an annual grant under the 1992 Option Plan in light of his participation in a similar stock option plan maintained by WMX, executive officers of the Company typically receive grants each year which the Compensation Committee intends to constitute at least one-half of their total targeted "at risk" compensation. All options under the 1992 Option Plan are non-qualified stock options which are granted at an exercise price equal to 100% of fair market value on the date of grant. These options typically have a term of seven years and become exercisable in cumulative increments of one-third of the total number of shares subject to the option during each of the first three years of the option term.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Although he was actively involved in the management and affairs of the Company, Phillip B. Rooney, the Company's Chairman and Chief Executive Officer, did not receive any salary from the Company for 1993. Mr. Rooney is compensated by WMX in his capacity as President and Chief Operating Officer of that company. WTI does not reimburse WMX for any part of Mr. Rooney's salary. During 1993, Mr. Rooney did not participate in the Company's annual incentive bonus plan and, accordingly, did not receive any compensation thereunder. In addition, although he was eligible to participate in the 1992 Option Plan, Mr. Rooney did not receive a grant thereunder during 1993. He was also eligible to participate in the LTIP, but was not named as a participant thereunder.

COMPENSATION OF THE PRESIDENT AND CHIEF OPERATING OFFICER

  In light of the fact that the Company's Chief Executive Officer received no compensation from the Company for 1993, the Compensation Committee deems it appropriate to review its deliberations in respect of the Company's most highly compensated executive officer, John M. Kehoe, Jr.

 Salary

  In determining 1993 base compensation of Mr. Kehoe, the Company's President and Chief Operating Officer, the Compensation Committee made note of several considerations. In their deliberations, however, the Compensation Committee did not accord greater weight to any one of the matters considered over any other such matter.

  Prior to Mr. Kehoe's election as President and Chief Operating Officer of WTI in January 1993, he served as President of the Company's principal operating subsidiary, Wheelabrator Environmental Systems Inc. ("WESI"). Accordingly, in assessing the appropriateness of Mr. Kehoe's proposed 1993 compensation, the Compensation Committee reviewed his performance as President of WESI. In that regard, the Committee considered, among other factors, the outstanding 1992 operating results (including substantial increases in revenue) reported by the businesses for which Mr. Kehoe had primary management responsibility, the successful project development activities undertaken by WESI in 1992, the substantial growth of the Company's water pollution control technologies and services during 1992 (for which Mr. Kehoe also exercised primary management responsibility), and the outstanding safety and environmental records achieved in 1992 and prior years by the trash-to-energy facilities operated by WESI. In addition, the Compensation Committee considered the significant additional responsibilities which Mr. Kehoe would undertake in 1993 as the President and Chief Operating Officer of the Company.

  The Compensation Committee also considered a report and data furnished by the Company's compensation consultant concerning Mr. Kehoe's compensation. As the Company's highest paid executive officer, the Compensation Committee evaluated Mr. Kehoe's compensation relative to that of the most highly compensated officers of the comparator companies referenced above under "General Policies." The report concluded that Mr. Kehoe's proposed 1993 salary would be towards the lower end of the range of predictive salaries which could be expected to be paid to the chief executive of a similarly sized company within the comparator group. The Compensation Committee also noted, however, that as the Company's Chief Operating Officer, Mr. Kehoe's compensation should also be viewed in comparison to the second highest paid officer in the comparator group, who is typically the chief operating officer. Based upon the independent compensation consultant's report, Mr. Kehoe's proposed 1993 salary would place him at approximately the median level of salaries paid to the second highest paid officer of the peer group companies.

  Based on these considerations, the Compensation Committee set Mr. Kehoe's 1993 base compensation at $300,000.

 Annual Incentive Plan

  For 1993 the Compensation Committee awarded Mr. Kehoe a target Annual Plan participation of 40% of his 1993 salary. The Compensation Committee determined that in light of the LTIP and stock option components of Mr. Kehoe's incentive compensation structure (discussed below), Mr. Kehoe's participation in the Annual Plan at the 40% level was appropriate in order for Mr. Kehoe's intended incentive compensation to constitute a substantial part of his intended total 1993 compensation. In making this decision, the Compensation Committee also considered the report of the Company's compensation consultant, which, citing a survey of 300 major service, industrial and financial companies, reported that bonuses actually paid to the second most senior executive officer during the survey period averaged 50% of salary. The Committee took account of the consultant's report that over time the actual bonus amounts paid tend to average at or slightly above target levels. Because the Company exceeded the 1993 targeted increase in earnings per share specified under the Annual Plan, Mr. Kehoe received a bonus equal to $240,000 in 1993, 200% of his target under the Annual Plan.

 LTIP

  Under the Company's new LTIP, for the performance period commencing June 1, 1993 and ending December 31, 1995, the Compensation Committee awarded Mr. Kehoe a target award of 40% of his salary as of the end of such period. The Compensation Committee's selection of the 40% participation level for Mr. Kehoe reflects the Company's compensation practices, under which incentive compensation under the LTIP, together with the Annual Plan and stock options, is to comprise between one-half and two-thirds of total target compensation for Mr. Kehoe. The Compensation Committee also considered the level of awards typically made and its understanding of long term compensation awards by other companies. As noted above, no payment will be made to Mr. Kehoe, if ever, until the completion of the first performance period.

 Stock Options

  The Compensation Committee's 1993 grant of options to Mr Kehoe under the 1992 Option Plan was determined by multiplying Mr. Kehoe's base compensation by 2.25 and dividing the product of that calculation by the per share option exercise price, which was the fair market value of a share of the Company's common stock as of the date of grant. In selecting this formula, the Compensation Committee considered the Company's historical stock option grant practices, as well as the goal of maintaining incentive compensation as a substantial portion of Mr. Kehoe's total compensation and of making stock option grants at a level of approximately one-half of total incentive compensation.

                            Dean L. Buntrock (Chairman)
                            Paul M. Montrone

                             WTI STOCK PERFORMANCE

  The following graph and table compare the yearly percentage change in the cumulative total returns on WTI's common stock, the Standard & Poor's 500 Index and the Smith Barney Solid Waste Index (in each case assuming dividend reinvestment, but only for the portion of the period for which dividends were paid in the case of the Company):

                     COMPARISON OF 5-YEAR CUMULATIVE RETURN
          VS. S&P 500 AND SMITH BARNEY SOLID WASTE INDICES(1)(2)(3)(4)



                                    [GRAPH]



                                  8/25/89 1989 1990 1991 1992 1993
- ------------------------------------------------------------------
  Wheelabrator Technologies Inc.   $100   $173 $192 $340 $365 $352
- ------------------------------------------------------------------
  S&P 500 Index                    $100   $102 $ 99 $129 $139 $153
- ------------------------------------------------------------------
  Smith Barney Solid Waste Index   $100   $114 $102 $109 $100 $ 76

- --------
(1) Historical results are not necessarily indicative of future performance.
(2) Prior to the August 24, 1989 merger between the Company and a partially-owned subsidiary of the Company, immediately followed by a 1-for-4 reverse stock split, the common stock of the Company was traded on the NASDAQ National Market System. On August 25, 1989, the Company's common stock commenced trading on The New York Stock Exchange. Therefore, it is not possible to provide comparable information for periods prior to August 25, 1989.
(3) Assumes $100 invested on August 25, 1989 in WTI common stock and the S&P 500 Index, and, in the case of the Smith Barney Solid Waste Index, as of August 31, 1989 (as such information is only available as of month-end).
(4) Upon consummation of the merger on September 7, 1990 between WTI and a subsidiary of WMX (the "1990 Merger") pursuant to which WMX obtained majority ownership of WTI, each share of the Company's common stock outstanding on the merger date (except shares held by WMX) was converted into (i) .574 of a share of Company common stock and (ii) .469 of a share of WMX common stock. The performance graph and table assume that all of the shares of WMX common stock were sold by the recipient thereof immediately following the 1990 Merger and that the proceeds of such sale (without deductions for brokerage commissions or other costs) were reinvested by such recipient in the Company's common stock on the same date. The foregoing transactions would have resulted in ownership of approximately the same number of shares of Company common stock both before and after the 1990 Merger.

                     CERTAIN TRANSACTIONS AND OTHER MATTERS

TRANSACTIONS BETWEEN WTI AND WMX

  WTI and certain of its subsidiaries are parties to agreements with WMX and certain of its subsidiaries which, among other things, govern the ongoing relationships between the various members of the WMX family of companies. A number of such agreements, some of which are described below, were entered into in connection with the 1988 acquisition by WMI (then known as Waste Management of North America, Inc.) of a 22% interest in WTI (the "1988 Transaction") and the subsequent 1990 Merger which resulted in WMX acquiring ownership of a majority of WTI's common stock. A number of additional agreements were entered into in connection with WTI's acquisition of an equity interest in WM International in 1991 and the formation of Rust in January 1993, each of which transactions is described below.

  Due to the complexity of the various relationships between WTI and WMX (including their respective subsidiaries), there can be no assurance that each of such agreements, or the transactions provided for therein, when considered separately, has been or will be effected on terms no less favorable to WTI than could have been obtained from unaffiliated third parties. It has, however, been the intention of both WTI and WMX that such agreements and transactions, taken as a whole, should accommodate their respective interests in a manner that is fair to all parties, while continuing certain mutually beneficial joint arrangements. Additional or modified arrangements and transactions may be entered into by WTI, WMX and their respective subsidiaries. While any such future arrangements and transactions are expected to be determined through negotiation between them, there can be no assurance that conflicts of interest will not occur. The Company intends to seek the approval of its independent directors for any agreement which management or any independent director of the Company believes to be of material importance to the Company and to involve a significant conflict of interest with WMX and its affiliated companies.

  LAND OPTION AGREEMENT. Pursuant to a Land Option Agreement originally entered into at the time of the 1988 Transaction and subsequently amended, Resco, as the successor by merger to Old WTI, was granted an exclusive option (the "Land Option") to purchase, lease or sublease parcels of real estate at or adjacent to landfill facilities located in the United States or Canada owned or leased by WMI or its affiliates or subsidiaries. The potential uses for such option parcels include trash-to-energy facilities, biosolids management and organic waste composting facilities and, should WTI exercise its option under the Medical Waste Option Agreement described below, medical waste incineration and autoclave facilities. The Land Option Agreement has an initial term of 10 years, subject to Resco's right to extend the term an additional 15 years upon payment of $10 million to WMI prior to the expiration of the initial term. The per-acre purchase price of any parcel purchased pursuant to the Land Option Agreement will be equal to the greater of (i) $40,000, as adjusted for inflation, and (ii) the book value per acre on the books of WMI for such parcel. If Resco elects to lease or sublease a parcel, and the parties are unable to agree on a fair market rental for the parcel, the rent payable under the lease or sublease will be a percentage (based upon a market rate of return) of the purchase price of such parcel, as calculated in the manner described above. The Company is currently constructing a trash-to-energy facility on a parcel of property in Falls Township, Pennsylvania acquired under the Land Option Agreement from WMI in 1988.

  SECOND AMENDED AND RESTATED AIRSPACE DEDICATION AGREEMENT. The original Airspace Dedication Agreement was entered into in connection with the 1988 Transaction and was subsequently amended in June 1992. Pursuant to such agreement, WMI agreed to dedicate airspace at landfill sites owned, leased or operated by subsidiaries or affiliates of WMI (a "Disposal Site") for the disposal of ash residue ("Ash Residue") (which includes ash residue from medical waste incineration facilities in the event WTI exercises its right to acquire WMI's medical waste business pursuant to the Medical Waste Option Agreement described below) and non-hazardous biosolids and by-pass waste ("Other Waste") generated at or from facilities owned or operated by Resco. In December 1992, the agreement was again amended and restated in connection with the formation of Rust, described below under "Rust Transaction," to expand the definition of Other Waste to include special wastes removed from third-party sites being remediated by Resco or any of its affiliates. The Second Amended and Restated Airspace Dedication Agreement (the "Second Amended and Restated ADA") was executed in connection with the assignment by Resco to Rust of $30 million of disposal credits.

  Under the Second Amended and Restated ADA, Resco may reserve dedicated airspace at any one or more Disposal Sites for a term ending August 12, 2008, subject to extension in certain circumstances involving an event of force majeure. Such reservations of airspace must be at Disposal Sites properly permitted to dispose of the type of waste proposed for disposal, and may not exceed a total of 35% of the airspace available for the type of waste proposed for disposal at any such Disposal Site. The price-per-ton that will be charged Resco by WMI to dispose of waste covered by the Second Amended and Restated ADA at any Disposal Site will generally be not greater than the most favorable per ton price charged by the Disposal Site to customers other than Resco for the acceptance and disposal of similar quantities and types of waste on similar terms and conditions excluding, however, charges to disposal customers who pay a premium for long-term guaranteed waste disposal. Under the original agreement, WMI granted Resco disposal credits totalling $70 million ("Disposal Credits"), to be applied against the aggregate cost of disposing of Ash Residue at the rate of 20% of the applicable disposal price described above. The availability of the Disposal Credits was extended to cover all waste eligible for disposal under the Second Amended and Restated ADA. As amended and restated, the ADA also provides for Disposal Credits to be applied against disposal fees paid by Resco and its subsidiaries under separately negotiated disposal arrangements with WMI, such as the arrangement described below under "Disposal Agreement". On January 1, 1993, as a part of the consideration paid by WTI in the Rust Transaction described below, Resco contributed $30 million in unused Disposal Credits to Rust. The contribution of Disposal Credits was made pursuant to a provision of the ADA allowing Resco to sell all or any part of the unused portion of the Disposal Credits to any third party, subject to WMI's right of first refusal with respect to each such sale. In 1993, Resco paid WMI a total of $8.7 million for disposal of waste pursuant to the Second Amended and Restated ADA and used $1.9 million in Disposal Credits, all of which related to the Disposal Agreement described below.

  DISPOSAL AGREEMENT. In 1989, Waste Management Inc. of Florida, a subsidiary of WMI, entered into a Disposal Agreement with a Resco subsidiary for the disposal of ash residue and bypass waste from the 2,250 ton-per-day trash-to-energy facility owned and operated by such subsidiary in Broward County, Florida (the "North Broward Project"). The disposal price for ash residue, established at $30 per ton in 1990, will be escalated at a rate of not less than 5% per year. In 1993, the disposal price was $41 per ton of ash residue. For disposal of bypass waste, the North Broward Project will be charged the same rates as other users of the landfill. Pursuant to the Second Amended and Restated ADA, described above, the amount paid by the North Broward Project for disposal of ash residue and bypass waste since June 1, 1992 has been reduced by Disposal Credits available thereunder. During 1993, the North Broward Project paid approximately $8.7 million in ash disposal fees to WMI, net of Disposal Credits.

  DEVELOPMENT AGREEMENT. Resco and WMI are parties to a Development Agreement, amended in June 1992, pursuant to which WMI is obligated to make payments (the "Development Payments") to Resco to cover development costs incurred prior to August 12, 1994 with respect to certain development projects undertaken by Resco. The Development Agreement allows for the carry-forward from year-to-year of any unused portion of WMI's payment obligation. The range of development projects for which Development Payments can be charged by Resco include trash-to-energy facilities, water and wastewater treatment facilities, biosolids treatment facilities, composting facilities and recycling or reclamation facilities developed by Resco (the "Proposed Facilities"). The terms of the Development Agreement provide that the aggregate amount of Development Payments will not exceed $46 million. In addition, Resco is obligated to pay WMI, promptly after obtaining an equivalent amount of construction financing for any Proposed Facility as to which Resco has applied any Development Payments, a success fee in an amount equal to 112% of the aggregate amount of the Development Payments paid by WMI in respect of such Proposed Facility. During 1993, WMI was charged approximately $6.9 million under the Development Agreement.

  RESTATED FUNDING AGREEMENT. Pursuant to a Restated Funding Agreement entered into between WMX and WTI in connection with the 1990 Merger, WMX agreed to use all reasonable efforts to assist WTI, at WTI's request, in obtaining and maintaining a credit rating of "A" or better from Standard & Poor's Corporation or Moody's Investors Service for WTI's long-term unsecured debt securities. WMX's obligations under the Restated Funding Agreement, which terminate on August 12, 2008, may involve anything from contingent credit support obligations to and including WMX's purchase from WTI of up to $200 million principal amount of WTI securities, which may be either debt, equity or a combination thereof (the "Securities"). WMX's obligations will be deemed satisfied by the purchase of the Securities, even if the purchase of all of the Securities does not enable WTI to obtain an "A" rating. In addition, the obligation to purchase any of the Securities will be suspended if WTI does not reasonably demonstrate its ability to pay interest or dividends, as the case may be, on the Securities. WMX's obligations will also be suspended during any period in which WTI obtains and maintains an "A" rating and will be reduced to the extent that the purchase of a lesser amount of Securities will allow WTI to obtain or maintain such a rating. WTI has received an implied "A" credit rating from Standard & Poor's Corporation and an implied "A3" credit rating from Moody's Investors Service. The attainment of such ratings did not involve the sale of any Securities to WMX. Any Securities issued to WMX will be subject to mandatory repayment or redemption in equal annual installments during the twenty-five years following their date of issuance, and they may be prepaid or redeemed by WTI, at its option, if the directors of WTI not otherwise affiliated with WMX or WTI conclude that such repayment or redemption is in the best interests of WTI and its stockholders. Any Securities redeemed or prepaid prior to August 12, 2008 will restore availability under the $200 million purchase obligation referred to above.

  MEDICAL WASTE OPTION AGREEMENT. In connection with the 1990 Merger, a Medical Waste Option Agreement was entered into between WMI and WTI and provides, among other things, that during the period when WTI's option referred to below is exercisable, WMI will continue to own, operate and develop all medical waste incineration facilities and autoclave projects owned, operated or under development by WMI (individually a "WMI Medical Facility" and collectively the "WMI Medical Facilities") prior to the 1990 Merger. The Medical Waste Option Agreement, which grants WTI the option to purchase the WMI Medical Facilities and all medical waste collection and transportation businesses and related assets operated as an adjunct to any specific WMI Medical Facility, became exercisable on January 1, 1991 and expires on December 31, 1997.

  The purchase price payable upon exercise of the option will equal 85% of the then current fair market value of the WMI Medical Facilities. In the event WTI does not exercise its option prior to December 31, 1997, WMI will then immediately have an option to purchase, for cash, the stand-alone medical waste disposal facilities and medical waste collection and transportation services of WTI, at a cost of 85% of their then current fair market value. WMI's option will expire on the first anniversary of the initial date on which such option becomes exercisable. WTI does not currently own any such facilities or provide such collection and transportation services. In the event WMI or WTI exercises its acquisition option, the other party will not compete with the medical waste disposal business of the exercising party, subject to certain exceptions, so long as both WMI and WTI remain majority-owned subsidiaries of WMX. If neither WMI nor WTI exercises its option, each shall be free to pursue the medical waste incineration, collection, transportation and autoclave business, and WTI may pursue the medical waste collection and transportation business in connection with medical waste incineration or autoclave facilities owned or operated by it.

  MEDICAL WASTE OPERATING AND MAINTENANCE AGREEMENTS. At the request of WMI, and in recognition of WTI's significant experience in operating and maintaining incineration facilities, WMI and a subsidiary of WTI entered into a Management Services Contract in June 1991 related to the WMI Medical Facilities. The contract expired on December 31, 1992. The Management Services Contract contemplated that, unless and until WTI exercised its option to acquire the WMI Medical Facilities, WMI and WTI would negotiate mutually acceptable Operation and Maintenance Agreements pursuant to which the WTI subsidiary would assume day-to-day managerial control of certain facilities covered under the Management Services Contract, with a long-term goal of implementing WTI's operating systems and controls at such facilities. During 1992,

WMI and WTI negotiated five such Operation and Maintenance Agreements for WMI Medical Facilities, two of which were terminated on December 31, 1992 and three of which were terminated during 1993. During 1993, WTI received approximately $531,000 in connection with the services performed under the Operation and Maintenance Agreements. Such fees were based on reimbursement of all out-of-pocket expenses incurred, all direct labor costs of WTI personnel operating the facilities, plus a fee equal to 5% of budgeted costs. On January 1, 1993, WTI and WMI executed a new Technical Support Services Agreement pursuant to which WTI agreed to provide technical engineering assistance to all of the WMI Medical Facilities on an as-needed basis. WTI will be reimbursed for all direct and indirect costs in providing such services. During 1993, WTI received $177,000 in connection with services performed under the Technical Support Services Agreement.

  INTELLECTUAL PROPERTY LICENSING AGREEMENT. In connection with the 1990 Merger, an Intellectual Property Licensing Agreement was entered into among WTI, WM International and WMI and provides, among other things, that WTI has a 10-year, non-exclusive, royalty-free license, with two successive 5-year renewal options, to (i) the "BRINI" recycling and composting technology owned by WM International; (ii) the Recycle America(R) and Recycle Canada(R) trademarks and logos and the related materials separation and processing technology of WMI for use in conjunction with the development or operation of recycling facilities at or adjacent to any WTI facility; and (iii) the proprietary technology and know-how of WMI in the area of landfill gas recovery and the conversion of such gas to energy. WMI further agreed to use reasonable and good faith efforts to give WTI substantial responsibility for the electricity-generating portion of each landfill gas-to-energy facility owned by WMI. WMI agreed that only WTI shall develop the business of designing, constructing, operating and maintaining landfill gas recovery facilities for governmental, industrial and other third party customers, and that WMI will assist WTI in such development. To the extent WTI develops landfill gas recovery technology and know-how during the period of its license (and renewals) from WMI, it will share such technology and know-how with WMI on a similar royalty-free basis. WTI may waive its rights to develop landfill gas recovery systems on a case-by-case basis in those situations in which minimum financial objectives established by the Board of Directors can not be achieved by WTI through development of such projects. Projects waived by WTI may be developed by WMI. The licenses and related rights and obligations to conduct business granted under the Intellectual Property Licensing Agreement shall terminate, as to facilities not already operational, contractually committed or the subject of, or contemplated by, a bid or other submission previously made by WTI or WMI, as the case may be, at the earlier of the termination of the stated license periods, the expiration of any patent licensed pursuant thereto, or the date on which WTI is no longer a majority-owned subsidiary of WMX.

  AMENDED AND RESTATED MASTER INTERCORPORATE AGREEMENT. In connection with the 1990 Merger, a Master Intercorporate Agreement among WMX, CWM and WTI was entered into which provides, among other things, that WTI invest its excess cash in WMX obligations (so long as such investments would not be a material factor in affecting the ability of WTI to obtain or maintain an "A" long-term debt rating) having maturities selected by WTI of up to ten years. Under the Master Intercorporate Agreement, WMX was required to fund WTI's working capital requirements on an unsecured basis (but with rights of set-off) with the maturity of any advance to be selected by WTI (not to exceed 270 days), and with the aggregate outstanding advances not to exceed at any time the amount of WTI excess cash then invested with WMX (the "Compensating Balance Facility"), plus (until September 1995 and to the extent not prohibited by agreements with third parties) $100 million (the "$100 Million Facility"). WMX charged WTI interest on such advances at an interest rate equal to WMX's then current cost of commercial paper having a term equal to the maturity for such advance. The Master Intercorporate Agreement was amended and restated in November 1993 to allow WTI more flexibility in selecting the maturities of advances made by WMX to WTI. Under the Amended and Restated Master Intercorporate Agreement (the "Amended Intercorporate Agreement"), WTI may now borrow funds from WMX on open account under both the $100 Million Facility and the Compensating Balance Facility at floating interest rates that will match WMX's 30-day commercial paper rate plus WMX's cost of providing funds. WTI may at its option also borrow funds for fixed terms of up to ten years under the Compensating Balance Facility (however the maturities of such borrowings may not extend beyond the date on which WTI's deposits with WMX come due) and for fixed terms of up to 270 days under the $100 Million Facility. The interest rate for any fixed or term loan borrowing by WTI will be WMX's total effective cost for borrowings of a comparable maturity. To the extent that WTI can demonstrate the availability to it of lower short-term borrowing rates, or higher rates of return on short-term investments involving risks comparable to those inherent in investments in short-term debt instruments of WMX, it is entitled to pay such rates on amounts borrowed from WMX or receive such rates on amounts invested with WMX, as the case may be. As of December 31, 1993, the net amount of WTI's deposits with WMX (including principal and accrued but unpaid interest) totalled approximately $413.5 million. As of December 31, 1993, approximately $398.6 million was due to WMX from WTI (including principal and accrued but unpaid interest).

  Under the Amended Intercorporate Agreement, WMX agreed to make available to WTI various corporate and support services, including, among other things, the services of WMX's transportation, federal and state government affairs, legal and environmental audit departments. The Amended Intercorporate Agreement also requires WMX to make available to WTI the services of WMX's corporate risk management department for purposes of administering WTI's insurance and risk management programs. Such corporate support and risk management services are supplied by WMX on a cost reimbursement basis. In 1993, WTI paid WMX approximately $1.4 million for these and related services.

  Pursuant to the Amended Intercorporate Agreement, WMX and CWM designated WTI as the preferred vendor to WMX and CWM for all engineered products of the types then being manufactured or assembled by WTI and for air pollution control systems and equipment provided by WTI. WTI's previous status as a preferred vendor of industrial process design, engineering, construction and construction management services was modified pursuant to the Rust Intercorporate Services Agreement, described below under "Rust Transaction." During 1993, WTI charged WMX and its subsidiaries approximately $11.8 million for such products and services. The amounts charged for such services were determined on an arms-length basis and are believed to approximate the market value thereof.

  The Amended Intercorporate Agreement also provides that WMX has the cumulative, continuing right to purchase from WTI for cash or cash equivalents such number of shares of WTI capital stock as may be necessary for WMX to continue to own a majority of WTI's outstanding voting stock. WMX's rights under this option will expire in the event that such option is exercisable as of the end of any calendar year and is not exercised by April 30 of the immediately following year. The purchase price for the shares of WTI capital stock will be the then current fair market value of such shares. WTI is required to maintain a sufficient number of shares of authorized but unissued capital stock, together with any treasury stock, to permit WMX to exercise its option, and will take such reasonable steps as WMX may request to cause such shares to be listed on the New York Stock Exchange upon issuance and to be subject to the registration rights currently held by WMX with respect to shares of WTI stock already held by it.

  The Amended Intercorporate Agreement will terminate at the time of the termination of WMX's option to maintain WTI as a majority-owned subsidiary of WMX.

  WM INTERNATIONAL AGREEMENTS. The Company, WMX, CWM, WM International, Waste Management International, Inc., Waste Management Europe N.V., WTI International Holdings Inc. and RIH Inc. are parties to a Third Amended and Restated International Development Agreement ("IDA") dated January 1, 1993. The IDA is a successor to an agreement originally entered into by WMX, CWM, WTI and certain of their affiliates in connection with the 1990 Merger.

  The IDA was twice amended and restated in its entirety, first in connection with the initial public offering by WM International of ordinary shares of its capital stock, and again in connection with the Rust Transaction, described below, primarily to provide for the transfer, from CWM to Rust, of CWM's rights thereunder. Pursuant to the IDA, as amended, WTI, WMX and Rust have agreed to vote their WM International shares so that one designee of WTI (or such greater number as shall equal the total number of directors multiplied by the percentage of outstanding WM International shares held by WTI, reduced to the nearest whole number) shall be elected to the Board of Directors of WM International, so long as WTI continues to own or has the right to acquire at least 10% of WM International's outstanding shares (Mr. Rooney has been designated by WTI as its designee). This agreement also grants WTI an option to maintain beneficial ownership of WM International's outstanding shares at a level having not less than 10% of the voting power of outstanding WM International securities. Pursuant to this agreement, WTI granted to WMX certain rights of first refusal with respect to its WM International shares, WMX granted to WTI certain participation rights with respect to a disposition of WM International shares by WMX, and WM International granted to WTI rights to participation and demand registrations under the Securities Act of 1933 and rights to have WM International facilitate sales in offerings made outside of the United States.

  At the time of WM International's initial public offering, WTI, CWM, WMX, Waste Management International, Inc. and WM International entered into an International Business Opportunities Agreement, which includes certain terms previously contained in the IDA and the Master Intercorporate Agreement discussed above. The International Business Opportunities Agreement was amended and restated in connection with the Rust Transaction, described below, and Rust was added as a party. Under the Amended and Restated International Business Opportunities Agreement, the parties agreed that in order to minimize the potential for conflicts of interest among various subsidiaries under the common control of WMX, WMX has the right to direct all business opportunities to the WMX-controlled subsidiary which, in WMX's reasonable and good faith judgment, has the most experience and expertise in that line of business. Waste management services opportunities outside of North America will be allocated primarily to WM International, and WTI has agreed not to conduct waste management services operations outside of North America other than through its interest in WM International until the later of July 1, 2000 and the date WMX ceases to beneficially own a majority of the outstanding shares of common stock of WTI or a majority of all outstanding voting equity interests of WM International. The Amended and Restated International Business Opportunities Agreement allocates certain business opportunities, previously allocated to WTI, to Rust in connection with the transfer of WTI's engineering, environmental consulting and construction businesses to Rust pursuant to the Rust Transaction.

  WTI, CWM, Rust, WMX and WM International are also parties to a First Amended and Restated Master License Agreement which was modified to add Rust as a party to the existing Master License Agreement entered into in connection with the initial public offering of WM International. Under the Master License Agreement, as amended, each of WMX, CWM, Rust and WTI, on the one hand, and WM International, on the other, was granted the right to obtain from time to time a non-exclusive license of patents, technology, trademarks, know-how and other intellectual property of the other. A party's license of intellectual property would be usable only within the scope of activities allocated to the party by the Amended and Restated International Business Opportunities Agreement and would be subject to the party's payment of a royalty equal to the fair market value of the license at the time of the grant of the license (subject to a "most favored nation" pricing provision). Sublicensing is not permitted. All of the parties have agreed to share business information and to keep such information confidential. Any services to be provided by the licensing party in connection with the grant of the license and the compensation for the services would be as agreed by the parties to the license at the time of its grant. The Amended and Restated International Business Opportunities Agreement permits WTI to license technology to third parties anywhere in the world, subject to certain conditions.

  RUST TRANSACTION. In December 1992, an Organizational Agreement was entered into among WTI, CWM and The Brand Companies, Inc. ("Brand") pursuant to which WTI and CWM agreed to organize Rust and to acquire newly issued shares of Rust in exchange for contributing certain businesses to Rust (the "Rust Transaction"). On January 1, 1993, pursuant to the Organizational Agreement, WTI contributed to Rust, in exchange for 33,216,060 shares of Rust common stock, or approximately 41.6% of the outstanding capital stock of Rust at that time: (i) 100% of the outstanding common stock of its two principal engineering, environmental consulting and construction businesses; (ii) 100% of the common stock of its London-based international engineering and consulting business; (iii) Disposal Credits in the aggregate amount of $30 million pursuant to the Second Amended and Restated ADA; and (iv) an aggregate of $68 million in cash, notes receivable and pre-funded acquisition costs. At the same time, CWM contributed to Rust, in exchange for 46,682,031 shares of Rust common stock, or approximately 58.4% of the outstanding capital stock of Rust at that time: (i) 100% of its ownership in Brand, which amounted to 12,575,870 shares, or 56.2% of the outstanding common stock of Brand; (ii) 100% of the outstanding capital stock of CWM's hazardous substance remediation services businesses; (iii) beneficial ownership of all WM International ordinary shares owned by CWM, constituting approximately 12% of the outstanding ordinary shares of WM International, together with all of CWM's rights attendant to such shares; and
(iv) an aggregate of $141 million in principal amount of indebtedness owed by Brand to CWM. In addition, WTI, CWM, Rust and various of their affiliates entered into various ancillary agreements and the parties agreed to cause Rust to repay the outstanding indebtedness owed to CWM by one of the contributed businesses in the aggregate principal amount of $75 million.

  On January 1, 1993, Brand entered into a definitive merger agreement with Rust pursuant to which Brand was to be merged into a subsidiary of Rust (the "Brand Merger"), and shares of Brand (other than those owned by Rust) would be converted, on a one-for-one bases, into shares of Rust, or, for those Brand stockholders so electing, the right to receive $18.75 per Brand share in cash. On May 7, 1993, the Brand Merger was consummated, and Rust is now owned approximately 40% by WTI, 56% by CWM, and 4% by the former public stockholders of Brand. The consideration received in the Rust Transaction by each of WTI, CWM and the public stockholders of Brand was determined by arms-length negotiations among Special Committees composed of independent members of the respective Boards of Directors of WTI, CWM and Brand, based upon valuations prepared for the Special Committees by independent investment banking firms retained by each such committee.

  As a part of the Rust Transaction, WTI, Rust and CWM entered into a Rust Shareholders' and Registration Rights Agreement (the "Rust Shareholders' Agreement") pursuant to which WTI and CWM each have certain demand and participation registration rights and rights of first refusal with respect to Rust common stock. WTI and CWM also have the right to purchase from Rust such number of shares of Rust common stock as may be necessary to maintain beneficial ownership of 22% and 51%, respectively, of the outstanding capital stock of Rust until the earlier of (a) January 1, 2003, (b) April 30 in the year following the year in which such option becomes exercisable, unless prior to such April 30 WTI or CWM, as the case may be, acquires a sufficient number of shares of Rust common stock to have at least 20% or 50%, respectively, of the voting power, and (c) the date on which WTI's or CWM's, as the case may be, ownership becomes less than 22% or 51%, respectively, of the outstanding shares of Rust as a direct result of transfers by WTI or CWM, as the case may be (other than to a subsidiary of WTI or CWM). For so long as WTI or its subsidiaries own or have the option to acquire at least 20% of the issued and outstanding shares of Rust common stock, WTI will have the right to nominate two directors of Rust. Under the Rust Shareholders' Agreement, CWM has agreed to vote its Rust shares so that WTI's designees shall be elected to the Board of Directors of Rust (Messrs. Rooney and Koenig have been so designated by WTI).

  WTI, WMX, CWM and Rust have also entered into the Rust Intercorporate Services Agreement pursuant to which WMX has committed to loan to Rust up to $350 million, and to provide Rust (at Rust's expense) with all appropriate insurance coverages and bid, performance and other surety bonds to the extent reasonably available, all on terms substantially similar to WMX's arrangement with WTI as described above under "Amended and Restated Master Intercorporate Agreement." Under the Rust Intercorporate Services Agreement, Rust has also agreed to provide WTI with certain administrative and benefit services previously managed by one of the subsidiaries contributed to Rust. Such services are provided on a fully-allocated cost basis. WTI was charged $609,000 for such services provided by Rust during 1993. WMX, WTI and CWM have also agreed that Rust will be the preferred vendor of architectural, design, engineering, construction and construction management services (including related procurement services), environmental consulting and engineering services, hazardous substance remediation services, and industrial maintenance and other construction services of the type generally offered by Rust and its subsidiaries to third parties. During 1993,

WTI paid Rust approximately $144.7 million for such services. The Rust Intercorporate Services Agreement will terminate on December 31, 1997 unless earlier terminated by WMX following the occurrence of certain events of default.

  Also pursuant to the Organizational Agreement, WTI entered into the various amended and restated agreements described above under "WM International Agreements." In addition, the ADA between WMI and Resco, was amended in connection with the Rust Transaction as more fully described above under "Second Amended and Restated Airspace Dedication Agreement."

  OTHER PAYMENTS. WTI provides services to, and purchases services from, WMX and its affiliated companies in the ordinary course of business at market rates. During 1993, WTI made payments of (i) approximately $1.5 million to WMI for waste transportation services and (ii) approximately $168,000 to WMX for office space rental. During 1993, WMI delivered waste for disposal to certain WTI facilities pursuant to various contractual arrangements, for which WMI paid disposal fees aggregating approximately $14.7 million.

  WMX has agreed to provide a guarantee in respect of WTI's outstanding indebtedness at one of its trash-to-energy facilities. As consideration for WMX's credit support, the Company pays WMX an annual fee equal to 0.25% of the principal amount of such outstanding indebtedness. In 1993, WTI paid WMX approximately $135,160 for such credit support.

OTHER TRANSACTIONS

  STOCK OPTION PLAN LOANS. When an option is exercised by an optionee under the 1992 Stock Option Plan or the Directors Plan at a time when the fair market value of the underlying stock exceeds the option exercise price, the difference is treated as ordinary income to the optionee for income tax purposes and the Company is entitled to a deduction equal to such amount. The Internal Revenue Service has indicated that it will disallow such a deduction unless the employer withholds the tax payable by the optionee by reason of such exercise. To facilitate the purchase of stock upon exercise of such options, and to assure itself of the deductions, the Company has a policy of making available interest-free loans, in an amount up to the equivalent of all applicable tax withholding requirements, to optionees whose exercise of options results in ordinary income to them in excess of $10,000. All such loans are required to be repaid not later than April 15 in the year following the year in which such loans were made, unless otherwise extended. The Company had one such loan in excess of $60,000 which was outstanding to the directors and executive officers of the Company since January 1, 1993, which was to Mr. Flynn for $176,633, all of which was outstanding as of March 15, 1994. The Company also makes available to optionees interest-free loans for a period not to exceed 15 days to facilitate the exercise of options and the sale of the underlying stock. The largest amounts of such loans from the Company in excess of $60,000 which were outstanding to the directors and executive officers of the Company since January 1, 1993 were as follows: Mr. Daley--$85,500; and Mr. Flynn--$593,518. All of such loans have been repaid, and no such loans were outstanding as of March 15, 1994.

  HAMPTON LEASE AGREEMENT. On March 22, 1990, WTI entered into a Lease Agreement with Exeter Oak under which WTI leased approximately 78,000 square feet in its headquarters office building located in Hampton, New Hampshire. Exeter Oak is 50%-owned by Mr. Montrone, a director of WTI. The lease agreement and WTI's option to purchase the building are more fully described above under "Compensation-Compensation Committee Interlocks and Insider Participation."

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen & Co. has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to continue to act as the Company's independent auditors in 1994. Representatives of Arthur Andersen & Co. will be present at the 1994 annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

  WTI has enclosed its Annual Report to Stockholders for the year ended December 31, 1993 with this proxy statement. Stockholders are referred to the report for financial and other information about WTI, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY STOCKHOLDERS

  Any proposals by stockholders intended to be presented at the 1995 annual meeting must be received by WTI no later than November 30, 1994 in order to be considered by the Board of Directors for inclusion in WTI's 1995 proxy statement. In order for a stockholder to nominate a candidate for director, under WTI's by-laws timely notice of the nomination must be received by WTI in advance of the meeting. Ordinarily, such notice must be received not less than 30 nor more than 60 days before the meeting (but if WTI gives less than 40 days' notice of the meeting, then such notice must be received prior to the meeting and within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by WTI within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in WTI's 1995 proxy statement.

  In each case the notice must be given to the Secretary of WTI, whose address is 3003 Butterfield Road, Oak Brook, Illinois 60521. Any stockholder desiring a copy of WTI's by-laws will be furnished one without charge upon written request to the Secretary.

                                 OTHER MATTERS

  You are again urged to attend the annual meeting. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of WTI personally or by mail, telephone, telegraph or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them, and WTI has hired Reinhard Associates to coordinate the solicitation of proxies by and through such holders for a fee of approximately $2,500 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by WTI.

  The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted as to such matters in accordance with the judgment of the persons acting under the proxies.

                                          By Order of the Board of Directors,
                                          LOGO
                                          Stephen P. Stanczak
                                          Secretary

                         WHEELABRATOR TECHNOLOGIES INC.

                          Annual Meeting, May 5, 1994

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  Phillip B. Rooney and Stephen P. Stanczak, each with power of substitution, are hereby authorized to vote all shares of common stock of Wheelabrator Technologies Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Wheelabrator Technologies Inc., to be held on Thursday, May 5, 1994, and at any adjournments, as specified on the reverse side.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

              (Please mark this Proxy and sign and date it on the reverse side hereof and return it in the enclosed envelope.)

- -------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

A vote FOR proposal 1 is recommended by the Board of Directors.

1. Election of Directors with terms expiring at Annual Meeting in 1997.

   FOR each    WITHHOLD AUTHORITY  Nominees: Dean L. Buntrock, James E. Koenig,
nominee listed  to vote for each   Lt. General Thomas P. Stafford
                nominee listed

                                   (Instructions: To withhold authority to vote
    ( )              ( )           for any individual nominee, write the
                                   nominee's name on the space provided below)

                                   ---------------------------------------------

2. In their discretion, on such other
   business as may properly come
   before the meeting.

                         A MAJORITY (OR IF ONLY ONE, THEN THAT ONE) OF THE PERSONS NAMED ON THE REVERSE SIDE OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING SHALL HAVE THE POWERS CONFERRED HEREBY.

                         DATED___________________________________________, 1994

                         ------------------------------------------------------

                         ------------------------------------------------------

                         Signature of Stockholder(s)--Please sign name exactly as imprinted (do not print). Please indicate any change of address.

                         NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

                         PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

- -------------------------------------------------------------------------------
                            FOLD AND DETACH HERE